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                                                          EXHIBIT 23.1


The Board of Directors
Del Laboratories, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Del Laboratories, Inc. of our report dated February 19, 1999, relating to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Del Laboratories, Inc.

                                        /s/ KPMG LLP



Melville, New York
December 3, 1999